The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 8, 2022.

Preliminary Pricing Supplement No. A414 To Product Supplement No. I-C dated February 4, 2022, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 April 8, 2022
Financial Products
$ Accelerated Return Securities due May 25, 2023 Linked to the Performance of the Invesco DB Oil Fund
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.
•	If the Final Level is equal to or greater than the Initial Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the Underlying, subject to the Maximum Return.
•	If the Final Level is less than the Initial Level, investors will lose 1% of their principal for each 1% decline in the level of the Underlying from the Initial Level to the Final Level. You could lose your entire investment.
•	Senior unsecured obligations of Credit Suisse maturing May 25, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities is expected to be determined on or about April 20, 2022 (the “Trade Date”) and the securities are expected to settle on or about April 25, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $980 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $20 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $945 and $985 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

April , 2022

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Underlying:	The securities are linked to the performance of the Underlying set forth in the table below. For more information on the Underlying, see “The Underlying” herein. The Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level:
	Underlying	Ticker	Initial Level
	Invesco DB Oil Fund	DBO UP <Equity>
Upside Participation Rate:	Expected to be 150% (to be determined on the Trade Date).
Redemption Amount:	At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Security Performance Factor:

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•     If the Final Level is equal to or greater than the Initial Level, the Security Performance Factor will equal the lesser of (i) the Maximum Return and (ii) the product of (a) the Upside Participation Rate multiplied by (b) the Underlying Return.

If the Final Level is equal to or greater than the Initial Level, the maximum Redemption Amount is expected to be at least $1,645 per $1,000 principal amount (to be determined on the Trade Date).

•     If the Final Level is less than the Initial Level, the Security Performance Factor will equal the Underlying Return.

If the Final Level is less than the Initial Level, the Security Performance Factor will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.

Underlying Return:	An amount calculated as follows:
Final Level – Initial Level Initial Level
The Underlying Return will be negative if the Final Level is less than the Initial Level.
Maximum Return:	Expected to be 64.50% (to be determined on the Trade Date).
Initial Level:	The closing level of the Underlying on the Trade Date. In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	May 22, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	May 25, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22553PS67

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I-C dated February 4, 2022: https://www.sec.gov/Archives/edgar/data/1053092/000095010322002048/dp166585_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Hypothetical Redemption Amounts at Maturity

The table and examples below make the following assumptions and illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Underlying. The table and examples below assume an Upside Participation Rate of 150% and a Maximum Return of 64.50%. The actual Upside Participation Rate and Maximum Return will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Level. It is not possible to predict whether or by how much the Final Level will be less than the Initial Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Underlying Return	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	64.50%	$1,645
90%	64.50%	$1,645
80%	64.50%	$1,645
70%	64.50%	$1,645
60%	64.50%	$1,645
50%	64.50%	$1,645
43%	64.50%	$1,645
40%	60%	$1,600
30%	45%	$1,450
20%	30%	$1,300
10%	15%	$1,150
5%	7.50%	$1,075
0%	0%	$1,000
−10%	−10%	$900
−20%	−20%	$800
−30%	−30%	$700
−40%	−40%	$600
−50%	−50%	$500
−60%	−60%	$400
−70%	−70%	$300
−80%	−80%	$200
−90%	−90%	$100
−100%	−100%	$0

EXAMPLES:

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Underlying increases by 70% from the Initial Level to the Final Level.

Final Level: 170% of Initial Level

Because the Final Level is equal to or greater than the Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	=	the lesser of (i) Maximum Return and (ii) Upside Participation Rate × Underlying Return
	=	the lesser of (i) 64.50% and (ii) 150% × 70%
	=	the lesser of (i) 64.50% and (ii) 105%
	=	64.50%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 1.645
	=	$1,645

Because the Final Level is equal to or greater than the Initial Level, the Security Performance Factor is equal to the Underlying Return times the Upside Participation Rate, subject to the Maximum Return. Regardless of the appreciation of the Underlying, the Security Performance Factor will not exceed the Maximum Return.

Example 2: The Underlying increases by 5% from the Initial Level to the Final Level.

Final Level: 105% of Initial Level

Because the Final Level is equal to or greater than the Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	=	the lesser of (i) Maximum Return and (ii) Upside Participation Rate × Underlying Return
	=	the lesser of (i) 64.50% and (ii) 150% × 5%
	=	the lesser of (i) 64.50% and (ii) 7.50%
	=	7.50%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 1.075
	=	$1,075

Because the Final Level is equal to or greater than the Initial Level, the Security Performance Factor is equal to the Underlying Return times the Upside Participation Rate, subject to the Maximum Return.

Example 3: The Underlying decreases by 60% from the Initial Level to the Final Level.

Final Level: 40% of Initial Level

Because the Final Level is less than the Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	=	Underlying Return
	=	-60%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 0.40
	=	$400

Because the Final Level is less than the Initial Level, you will be exposed to any depreciation in the Underlying from the Initial Level to the Final Level.

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If the Final Level is less than the Initial Level, you will lose 1% of your principal for each 1% decline in the level of the Underlying from the Initial Level to the Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlying. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE PROBABILITY THAT THE FINAL LEVEL WILL BE LESS THAN THE INITIAL LEVEL WILL DEPEND ON THE VOLATILITY OF THE UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Initial Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

•	LIMITED APPRECIATION POTENTIAL — If the Final Level is greater than the Initial Level, for each $1,000 principal amount of securities, you will receive at maturity $1,000 multiplied by the sum of one plus the Security Performance Factor, which is subject to the Maximum Return. The Security Performance Factor will not exceed the Maximum Return, regardless of the appreciation in the level of the Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity for each $1,000 principal amount of securities is $1,000 multiplied by the sum of one plus the Maximum Return. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a substantial risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlying

•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING — Although shares of the Underlying are listed for trading on a national securities exchange and a number of exchange-traded funds generally have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities. For additional information on the Underlying, see “The Underlying” herein.

•	THE PERFORMANCE AND MARKET VALUE OF THE UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — While the Underlying will generally trade exchange-traded futures contracts on Light, Sweet Crude Oil (WTI) (the “Index Commodity”), which is the single commodity that comprises the index tracked by the Underlying (the “Tracked Index”), it may not fully replicate the Tracked Index due to disruptions in the market for the Index Commodity, the imposition of position limits or due to other extraordinary circumstances. There may be instances where the Underlying’s investment advisor chooses to invest in other futures contracts that may or may not be based on the Index Commodity. When they are not, the investment advisor may seek to select futures contracts that it reasonably believes tend to exhibit trading prices that correlate with an Index Contract. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, assets held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all the foregoing reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information on the Underlying, see “The Underlying” herein.

•	THE UNDERLYING IS CONCENTRATED IN ONE COMMODITY — The Underlying is concentrated in one particular commodity. Although an investment in the securities will not give holders any ownership or other direct interests in the assets held by the Underlying, the return on an investment in the securities will be subject to certain risks associated with an investment in a single commodity. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to a broader range of commodities or sectors.

•	THE UNDERLYING MAY BE MORE VOLATILE AND MORE SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITY FUTURES CONTRACTS THAN AN INDEX OR FUND THAT PROVIDES BROAD COMMODITY EXPOSURE — In contrast to an index or fund that includes or holds contracts on crude oil and non-crude oil commodities, the Underlying primarily invests in contracts only on crude oil. As a result, price volatility in the contracts held by the Underlying will likely have a greater impact on the Underlying than it would on an index or fund with broad commodity exposure. In addition, because the Underlying omits principal market sectors composing the commodity market, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

•	LEVELS OF THE UNDERLYING OR THE INDEX COMMODITY MAY CHANGE UNPREDICTABLY AND AFFECT THE VALUE OF THE SECURITIES IN UNANTICIPATED WAYS — Fluctuations in the levels of the Underlying or the Index Commodity may have a material adverse effect on the value of the securities and your return on an investment in the securities. The levels of the Underlying or the Index Commodity are affected by numerous factors, including: (i) changes in supply and demand relationships; (ii) governmental programs and policies; (iii) national and international political and economic events; (iv) expectations of and changes in interest, inflation and exchange rates; (iv) speculation and trading activities in the Index Commodity and related contracts; (v) general weather conditions; and (vi) trade, fiscal, monetary and exchange control policies. These factors may cause the value of the Underlying to move in inconsistent directions at inconsistent rates, affecting the value of the securities. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	THE SECURITIES MAY BE ADVERSELY AFFECTED BY “NEGATIVE ROLL YIELDS” IN “CONTANGO” MARKETS — The Tracked Index tracks the value of positions in futures contracts on physical commodities, where each position is “rolled” periodically out of one futures contract as the expiration date of that futures contract approaches and into another futures contract on the same underlying commodity with a later expiration date. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures specify a certain future date for cash settlement or the physical delivery of a commodity. In order to avoid settlement or physical delivery and maintain continuing exposure to commodity futures, the Tracked Index unwinds its position in each futures contract shortly before its expiration date and replaces that position with a position in another futures contract on the same underlying commodity with a later expiration date. For example, a futures contract entered into in August may specify a September expiration. As the September expiration date approaches, the futures contract expiring in September may be replaced with a futures contract on the same underlying commodity expiring in October. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract on the same underlying commodity with a later expiration date. Through this rolling process, the Tracked Index is able to reflect continuing exposure to futures contracts on the same underlying commodities.

The rolling feature of the Tracked Index creates the potential for a significant negative effect on the level of the Tracked Index —which we refer to as a “negative roll yield”—that is independent of the performance of the spot prices of the underlying physical commodities tracked by the Tracked Index. The “spot price” of a commodity is the price of that commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The Tracked Index would be expected to experience negative roll yield if commodity futures prices tend to be greater than the spot prices for the relevant commodities. A market where futures prices are generally greater than spot prices is referred to as a “contango” market. Futures prices on a commodity may be greater than spot prices for a variety of reasons, including costs of storing the commodity until the delivery date, financing costs and market expectations that future spot prices may be higher than current spot prices. As any commodity futures contract approaches expiration, its value will generally approach the spot price of the relevant commodity, because by expiration it will effectively represent a contract to buy or sell that commodity for immediate delivery. Therefore, if the futures market for a given commodity is in contango, then the value of a futures contract on that commodity would tend to decline over time (assuming the spot price remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the futures market for a given commodity is in contango and the spot price of that commodity remains constant, the Tracked Index would enter into a position in a futures contract on that commodity at the higher contango futures price and then unwind that position near the lower spot price just prior to expiration of that contract, and then enter into a position in a new futures contract on that commodity at the higher contango futures price and unwind that position near the lower spot price, and so on over the term of the securities, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price. The remaining time to expiration may also be a factor. For example, a futures contract with a remaining term of one month may have a higher negative roll yield as compared to a futures contract with a remaining term of six months. Finally, some futures contracts may be in contango whereas other futures contracts on the same commodity may be in backwardation. Any of these circumstances could cause a decline in the level of the Tracked Index and therefore the value of and return on your securities.

Prospective investors in the securities should understand that futures on the commodities underlying the Tracked Index may have historically been in contango markets. Therefore, there is a significant risk that negative roll yields may adversely affect the level of the Underlying and the return you receive on the securities. Any negative roll yield will offset any gains in the spot prices of the underlying commodities that may occur over the term of the securities, exacerbate any decline and cause a steady erosion in value if the spot prices of the underlying commodities remain relatively constant.

•	HOLDERS OF THE SECURITIES WILL NOT BENEFIT FROM REGULATORY PROTECTIONS OF THE COMMODITY FUTURES TRADING COMMISSION — The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell commodity futures or options contracts on commodity futures for the benefit of the holders of securities. An investment in the securities does not constitute an investment in commodity futures or options contracts on commodity futures, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

•	DISTORTIONS OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS COULD ADVERSELY AFFECT THE VALUE OF AND RETURN ON THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the settlement price of the futures contracts included in the Underlying and, therefore, the level of the Underlying and the value of and return on the securities

•	ANY INCREASE IN MARGIN REQUIREMENTS FOR LIGHT, SWEET CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE UNDERLYING — In the event of an increase in the amount of collateral required to be posted to hold positions in futures contracts on the Index Commodity (i.e., margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Underlying to decline significantly.

•	PRICES OF FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE UNDERLYING — Market prices of the futures contracts included in the Tracked Index could be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the prices of these futures contracts. The prices of futures contracts are subject to variables that may be less significant to the values of traditional securities such as stocks and bonds. These variables may create additional risks that cause the value of the securities to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or higher volatility around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants may be required to take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying or the assets that comprise the Underlying.

•	NO VOTING RIGHTS OR DIVIDEND PAYMENTS— As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlying or the assets that comprise the Underlying.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYING AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES — Government regulatory action, including legislative acts and executive orders, could materially affect the Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors such as:

o	the expected and actual volatility of the Underlying and the futures contracts underlying the Underlying;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally;

o	the market prices of the futures contracts included in the Underlying;

o	investors’ expectations with respect to the rate of inflation;

o	trends of supply and demand for the futures contracts underlying the Underlying at any time;

o	events affecting assets in the industry tracked by the Underlying;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the futures contracts underlying the Underlying or commodities generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit

Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlying

Invesco DB Oil Fund

We have derived all information contained herein regarding the Invesco DB Oil Fund from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco Capital Management LLC, which acts as managing owner, commodity pool operator and commodity trading advisor to the Invesco DB Oil Fund. We have not conducted any independent review or due diligence of any publicly available information with respect to the Invesco DB Oil Fund.

The Invesco DB Oil Fund is a series of the Invesco DB Multi-Sector Commodity Trust, a Delaware statutory trust. The Invesco DB Oil Fund seeks to track changes in the level of the DBIQ Optimum Yield Crude Oil Index Excess ReturnTM over time, plus the excess, if any, of the sum of the Underlying’s interest income from its holdings of certain debt instruments over the expenses of the Underlying. In seeking to achieve its investment objective, the Underlying invests in futures contracts, and may also invest directly and indirectly in certain debt instruments.

Information filed by the Invesco DB Oil Fund with the SEC under the Securities Exchange Act can be found by reference to its SEC file numbers: 001-33242 and 333-257268. Shares of the Invesco DB Oil Fund are listed on the NYSE Arca under ticker symbol “DBO.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 3, 2017 through April 6, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Invesco DB Oil Fund, see “The Underlying” herein.

The closing level of the Underlying on April 6, 2022 was $17.50.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a substantial risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section

871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $20 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse